Exhibit 10.35

Promissory Note

Date: February 27, 2015

Borrower: Coil Tubing Technology, Inc.

Borrower's Mailing Address:

22305 Gosling Rd.

Spring, Harris County, Texas 77389

Lender: Arnold & Norma Rodriguez Family Limited Partnership, a Texas limited partnership

Place for Payment:

6811 Theall Rd., Suite A, Houston, Harris County, Texas 77066, or any other place that Lender may designate in writing.

Principal Amount: $760,000.00

Annual Interest Rate: Seven Percent (7.00%)

Maturity Date: March 1, 2030

Annual Interest Rate on Matured, Unpaid Amounts: Seven Percent (7.00%)

Terms of Payment (principal and interest):

The Principal Amount is due and payable in one hundred eighty (180) equal monthly installments of SIX THOUSAND EIGHT HUNDRED THIRTY-ONE AND 09/100 DOLLARS ($6,831.09), beginning April 1,2015and continuing on the same day of each month until the unpaid principal and accrued, unpaid interest have been paid in full.

Security for Payment: This note is secured by a vendor's lien and superior title retained in a deed from Arnold & Norma Rodriguez Family Limited Partnership, a Texas limited partnership to Borrower dated February 27, 2015 and by a deed of trust of even date from Coil Tubing Technology, Inc. to Keavin D. McDonald, Trustee, 17347 Village Green Dr., Suite 103, Houston. Texas 77040, both of which cover the following real property:

See Exhibit “A” attached hereto and made a part hereof.

Other Security for Payment: None

Borrower promises to pay to the order of Lender the Principal Amount. This note is payable at the Place for Payment and according to the Terms of Payment. All unpaid amounts are due by the Maturity date. After maturity, Borrower promises to pay any unpaid principal balance plus interest at the Annual Interest Rate on Matured, Unpaid Amounts.

If Borrower defaults in the payment of this note or in the performance of any obligation in any instrument securing or collateral to this note, Lender may declare the unpaid principal balance, earned interest, and any other amounts owed on the note immediately due. Notwithstanding any other provision of this note, in the event of a default, before exercising any of Lender's remedies under this note or any deed of trust or warranty deed with vendor's lien securing it, Lender will first give Borrower written notice of default and Borrower will have ten days after notice is given in which to cure the default. If the default is not cured ten days after notice, Borrower and each surety, endorser, and guarantor waive all demand for payment, presentation for payment, notice of intention to accelerate maturity, notice of acceleration of maturity, protest, and notice of protest, to the extent permitted by law.

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Borrower also promises to pay reasonable attorney's fees and court and other costs if this note is placed in the hands of an attorney to collect or enforce the note. These expenses will bear interest from the date of advance at the Annual Interest Rate on Matured, Unpaid Amounts. Borrower will pay Lender these expenses and interest on demand at the Place for Payment. These expenses and interest will become part of the debt evidenced by the note and will be secured by any security for payment.

Prepayment: Borrower may prepay this note in any amount at any time before the Maturity Date without penalty or premium.

Interest on the debt evidenced by this note will not exceed the maximum rate or amount of nonusurious interest that may be contracted for, take reserved, charged, or received under law. Any interest in excess of that maximum amount will be credited on the Principal Amount or, if the Principal Amount has been paid, refunded. On any acceleration or required or permitted prepayment, any excess interest will be canceled automatically as of the acceleration or prepayment or, if the excess interest has already been paid, credited on the Principal Amount or, if the Principal Amount has been paid, refunded. This provision overrides any conflicting provisions in this note and all other instruments concerning the debt.

Each Borrower is responsible for all obligations represented by this note.

When the context requires, singular nouns and pronouns include the plural.

If any installment becomes overdue for more than fifteen days, at Lender's option a late payment charge of $25.00 maybe charged in order to defray the expense of handling the delinquent payment.

A default exists under this note if (1) (a) Borrower or (b) any other person liable on any part of this note or who grants a lien or security interest on property as security for any part of this note (an "Other Obligated Party") fails to timely pay or perform any obligation or covenant in any written agreement between Lender and Borrower or any Other Obligated Party; (2) any warranty, covenant, or representation in this note or in any other written agreement between Lender and Borrower or any Other Obligated Party is materially false when made;(3) a receiver is appointed for Borrower, any Other Obligated Party, or any property on which a lien or security interest is created as security (the "Collateral Security") for any part of this note;(4)any Collateral Security is assigned for the benefit of creditors;(5) a bankruptcy or insolvency proceeding is commenced by Borrower, a partnership of which Borrower is a general partner, or an Other Obligated Party; (6) (a) a bankruptcy or insolvency proceeding is commenced against Borrower, a partnership of which Borrower is a general partner, or an Other Obligated Party and (b) the proceeding continues without dismissal for sixty days, the party against whom the proceeding is commenced admits the material allegations of the petition against it, or an order for relief is entered; (7) any of the following parties is dissolved, begins to wind up its affairs, is authorized to dissolve or wind up its affairs by its governing body or persons, or any event occurs or condition exists that permits the dissolution or winding up of the affairs of any of the following parties: Borrower, a partnership of which Borrower is a general partner, or an Other Obligated Party; and (8) any Collateral Security is impaired by loss, theft, damage, levy and execution, issuance of an official writ or order of seizure, or destruction, unless it is promptly replaced with collateral security of like kind and quality or restored to its former condition.

If any provision of this note conflicts with any provision of a loan agreement, deed of trust, or security agreement of the same transaction between Lender and Borrower, the provisions of the deed of trust will govern to the extent of the conflict.

This note will be construed under the laws of the state of Texas, without regards to choice-of laws rules of any jurisdiction.

By: /s/Jason Swinford

Name: Jason Swinford

Title: Chief Executive Officer

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